As filed with the Securities and Exchange Commission on January 6, 2012

Registration No. 333-178641

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________

NTN Buzztime, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	31-1103425 (I.R.S. employer identification number)

2231 Rutherford Road, Suite 200
Carlsbad, California, 92008
(760) 438-7400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
___________

Michael Bush
Chief Executive Officer
NTN Buzztime, Inc.
2231 Rutherford Road, Suite 200
Carlsbad, California, 92008
(760) 438-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kirt W Shuldberg, Esq.
Edwin Astudillo, Esq.
Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California 92130
Telephone:  (858) 720-8900
Facsimile:  (858) 509-3691

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b¬2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.005 per share	16,000,000 shares	$0.25	$4,000,000 (1)	$459.00
Non-transferable subscription rights to purchase common stock	(2)	N/A	N/A	$0.00 (3)
Total	—	—	—	$459.00
(1)	Represents the aggregate gross proceeds from the exercise of the maximum number of subscription rights that may be issued.
(2)	Evidencing the right to subscribe for 16,000,000 shares of common stock, par value $0.005 per share.
(3)	The rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.
(4)	Registration fee previously paid in connection with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 6, 2012

PROSPECTUS

Up to 16,000,000 Shares of Common Stock Issuable Upon Exercise
of Subscription Rights to Purchase Such Shares at $0.25 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive a subscription right for every share of common stock owned at the close of business on _______, 2012, which we refer to as the record date.  We are distributing subscription rights exercisable for up to an aggregate of 16,000,000 shares of our common stock.  The subscription rights will entitle the holder to purchase our common stock at a subscription price of $0.25 per share. As described in this prospectus, each subscription right includes (i) a basic subscription privilege that entitles the holder to subscribe to purchase 0.26261 shares of our common stock and (ii) an over-subscription privilege that entitles the holder (other than Matador Capital Partners, LP and its affiliates), if such holder exercises its basic subscription privilege in full, to subscribe to purchase a portion of the shares of our common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription privileges at the same subscription price, subject to certain limitations. The subscription rights will expire void and worthless if they are not exercised by 5:00 p.m., Eastern Time, on _______, 2012, unless extended by our board of directors. We are not requiring a minimum subscription to complete the rights offering.  Assuming that the rights offering is fully subscribed and that the maximum of 16,000,000 shares are sold in the rights offering, we will receive an estimated $3.8 million of net proceeds, after deducting expenses associated with the rights offering.

We have entered into an investment agreement with Matador Capital Partners, LP, or Matador, pursuant to which Matador has agreed to purchase, upon expiration of the rights offering, at the subscription price, between $1.0 million and $2.0 million worth of the shares of our common stock not subscribed for and purchased by holders upon exercise of their subscription rights, with the exact number of shares within the foregoing range to be determined by Matador in its discretion. Matador's obligation to purchase such shares is subject to a number of conditions, including (i) the absence of any material adverse change, or any development involving a prospective material adverse change, in our condition, financial or otherwise, or in our earnings, business, operations or properties, and (ii) the absence of any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of Matador, had a material adverse impact on the success of the rights offering. See "Risk Factors—Risks Related to the Rights Offering—The backstop purchaser's obligation to purchase shares of our common stock under the investment agreement is subject to a number of conditions, some of which are beyond our control" and "The Rights Offering—The Backstop Purchaser" in this prospectus for more information. Mr. Jeffrey A. Berg, one of our directors, is the managing member of the general partner of Matador. Matador and Mr. Berg collectively beneficially own approximately 10.5% of our common stock before giving effect to the rights offering. In addition to the investment pursuant to the investment agreement, as stockholders as of the record date, Matador and Mr. Berg will have the right to subscribe for and purchase shares of our common stock under their basic subscription privilege, but they will not have the right to exercise their over-subscription privilege. The purchase of any shares by Matador and Mr. Berg, whether pursuant to the investment agreement or upon exercise of their basic subscription privilege, would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part. We may refer to Matador as the "backstop purchaser" in this prospectus.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

The shares are being offered directly by us without the services of an underwriter or selling agent. Shares of our common stock are listed on the NYSE Amex under the symbol "NTN." On January 5, 2012, the closing sale price for our common stock was $0.28 per share.

This investment in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the section entitled "Risk Factors" beginning on page 14 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See "Information Incorporated by Reference."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

As a result of this offering, stockholders who do not fully exercise their subscription rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case if they were to fully exercise their rights. See "Risk Factors—Risks Related to the Rights Offering—If you do not exercise your subscription rights in full, you will suffer dilution in your percentage ownership of our company" in this prospectus for more information.

As of _____, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $_______ , which was calculated based on ________ shares of outstanding common stock held by non-affiliates and on a price per share of $_____, the closing price of our common stock on ______, 2012. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

The date of this prospectus is ________, 2012

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution of this prospectus and the offering and sale of shares of our common stock in certain jurisdictions may be restricted by law. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking" statements.  Words such as "believes," "anticipates," "estimates," "expects," "projections," "may," "potential," "plan," "continue" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including but not limited to statements regarding our future financial performance or position, our business strategy, plans or expectations, and our objectives for future operations, including relating to our products and services.  Forward-looking statements contained herein are inherently subject to risks and uncertainties and our actual results and outcomes may be materially different from those expressed or implied by the forward-looking statements.  Our actual results and outcomes may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in our operations, development efforts and business environment, including those set forth under the heading "Risk Factors" in this prospectus, and other documents we file with the Securities and Exchange Commission, or the SEC, that are incorporated by reference herein.  We cannot guarantee future results, levels of activity, performance or achievements.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or for forward-looking statements in other documents we file with the SEC that are incorporated by reference herein, as of the date of such document.  Except as required by law, we do not undertake any obligation to revise or update any such forward-looking statement to reflect future events or circumstances.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, our common stock and our business. In this prospectus, all references to the "Company," "we," "us" and "our" refer to NTN Buzztime, Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires or where otherwise indicated.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of the close of business on      , 2012 which date we may refer to as the "record date" in this prospectus, at no charge, non-transferable subscription rights to purchase shares of our common stock.  The subscription rights will be evidenced by subscription rights certificates.

What are the subscription rights?

The subscription rights give our stockholders the opportunity to purchase our common stock for $0.25 per share. Each subscription right includes a basic subscription privilege and an over-subscription privilege as described below.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, then DTC will issue the subscription rights to your nominee for every share of our common stock you own at the close of business on the record date.

Why is the Company conducting the rights offering?

We have decided to pursue the rights offering to raise capital which can be used to support us and improve our capital position. Our board of directors also considered other alternatives available for raising equity capital and determined that the rights offering was in our best interests and those of our stockholders.  We believe that giving our current stockholders the right to purchase our shares is a fair and equitable approach to raising capital. This rights offering will give you the opportunity to participate in our capital raising and maintain, or if other stockholders do not exercise their subscription rights, to increase your proportional ownership interest in us. While we will have broad discretion in determining how the net proceeds of the rights offering will be used, and although we have not allocated any of the net proceeds from this offering for a specific purpose, we may use the net proceeds to fund the development and manufacture of a new version of our "Playmaker" device which players use to interface with our interactive games, to expand our sales and account management teams, to fund the development of integrated mobile and online products, to expand our ability to offer focused placement opportunities to advertisers, to fund development of new content, programming and other player-focused initiatives and for general corporate purposes.

What is the basic subscription privilege?

Under your basic subscription privilege, for each share of common stock that you own as of the record date, you will be entitled to purchase 0.26261 shares of common stock at the subscription price of $0.25 per share.

What is the over-subscription privilege?

The over-subscription privilege of each subscription right entitles you, if you have fully exercised your basic subscription privilege, to subscribe to purchase a portion of our shares of common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, we will allocate the available shares of common stock pro rata among each stockholder exercising their over-subscription privilege in proportion to the number of shares of common stock subscribed for by each such stockholder under their basic subscription privilege relative to the number of shares of common stock subscribed for by all stockholders exercising their over-subscription privilege under their basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of their over-subscription privilege, then such stockholder will be allocated only that number of shares for which such stockholder over-subscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of our common stock available to you, assuming you fully exercise your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you). For more information, see the discussion under the heading "The Rights Offering—The Subscription Privileges."

Who determined the subscription price and how was it determined?

Our board of directors determined the subscription price upon on the recommendation of a pricing committee comprised of two members of our board of directors, each of whom is independent under the NYSE Amex Rules. In determining the subscription price to recommend to our board of directors for approval, the pricing committee considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies.

The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of our common stock offered in the rights offering.

What is the backstop commitment?

We have entered into an investment agreement with Matador Capital Partners, LP, or Matador, pursuant to which Matador has agreed to purchase, upon expiration of the rights offering, at the subscription price, between $1.0 million and $2.0 million worth of the shares of our common stock not subscribed for and purchased by holders upon exercise of their subscription rights, with the exact number of shares within the foregoing range to be determined by Matador in its discretion. Mr. Jeffrey A. Berg, one of our directors, is the managing member of the general partner of Matador. Matador and Mr. Berg collectively beneficially own approximately 10.5% of our common stock before giving effect to the rights offering. In addition to the investment pursuant to the investment agreement, as stockholders as of the record date, Matador and Mr. Berg will have the right to subscribe for and purchase shares of our common stock under their basic subscription privilege, but they will not have the right to exercise their over-subscription privilege. Accordingly, depending on the extent to which our other stockholders exercise their subscription rights, Matador and Mr. Berg may, based on their common stock ownership as of the date hereof, potentially invest up to $2.4 million in connection with the rights offering (i.e., up to $2.0 million under the investment agreement and approximately $419,000 pursuant to the exercise of their basic subscription privilege). See "The Rights Offering—The Backstop Purchaser."

Why is there a backstop purchaser?

We obtained Matador's commitment under the investment agreement to ensure that we would receive a minimum level of gross proceeds from the rights offering of at least $1.0 million.

Are there any conditions on the backstop purchaser's obligations to purchase shares?

Yes. Matador's obligation to purchase shares of our common stock under the investment agreement is subject to the satisfaction (or waiver by Matador) of a number of conditions, including (i) the absence of any material adverse change, or any development involving a prospective material adverse change, in our condition, financial or otherwise, or in our earnings, business, operations or properties, and (ii) the absence of any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of Matador, had a material adverse impact on the success of the rights offering. See "Risk Factors—Risks Related to the Rights Offering—The backstop purchaser's obligation to purchase shares of our common stock under the investment agreement is subject to a number of conditions, some of which are beyond our control" and "The Rights Offering—The Backstop Purchaser—The Closing."

When do the obligations of the backstop purchaser expire?

Generally, the backstop commitment may be terminated by us or Matador if the rights offering has not been consummated prior to March 31, 2012. In addition, Matador may terminate the investment agreement and not purchase shares of our common stock under the investment agreement, among other reasons, (i) if there has been any material adverse change, or any development involving a prospective material adverse change, in our condition, financial or otherwise, or in our earnings, business, operations or properties, (ii) if there has been any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of Matador, had a material adverse impact on the success of the rights offering, or (iii) if our common stock is no longer listed on a national securities exchange. See "The Rights Offering—The Backstop Purchaser."

How will the rights offering effect Mr. Berg's and Matador's ownership of our common stock?

As of the record date, Matador and Mr. Berg beneficially owned an aggregate of ______ shares of our common stock, or ____% of the outstanding shares of our common stock. As stockholders as of the record date, Matador and Mr. Berg will have the right to subscribe for and purchase shares of our common stock under their basic subscription privilege, but they will not have the right to exercise their over-subscription privilege. Accordingly, depending on the extent to which our other stockholders exercise their subscription rights, Matador and Mr. Berg may, based on their common stock ownership as of the date hereof, potentially invest up to $2.4 million in connection with the rights offering (i.e., up to $2.0 million under the investment agreement and approximately $419,000 pursuant to the exercise of their basic subscription privilege). If all of our stockholders, including Matador and Mr. Berg, exercise their basic subscription privilege and the rights offering is therefore fully subscribed, Matador and Mr. Berg's beneficial ownership percentage will not change. If Matador and Mr. Berg are the only stockholders who exercise their basic subscription privilege and Matador purchases $2.0 million worth of the shares of our common stock not subscribed for and purchased by holders upon exercise of their subscription rights, we will issue an aggregate of _________ shares of our common stock to Matador and Mr. Berg, which would increase Matador's and Mr. Berg's beneficial ownership to an aggregate of ____% of our outstanding common stock after giving effect to the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding common stock will decrease because shares will be purchased by other stockholders in the rights offering or Matador may purchase shares pursuant to its backstop commitment.  Your percentage ownership of our common stock may also decrease if you do not exercise your basic subscription privilege and over-subscription privilege in full.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised beginning on the date of this prospectus through the expiration time, which is at 5:00 p.m. Eastern Time on ______, 2012, unless our board of directors, in its sole discretion, extends such time. If you elect to exercise your subscription rights, the subscription agent must receive all required documents and payment in the form of a certified check or cashier's check from you or your broker or nominee before 5:00 p.m. Eastern Time on the expiration date.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should carefully read the discussion under the heading "Risk Factors" beginning on page 14, and all other information included in this prospectus in its entirety before you decide whether to exercise your subscription rights.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock in "street name" through a brokerage account, bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank, or nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank, or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your subscription rights if your shares are held by a broker, bank or other nominee.

May I transfer my rights?

No, you may not sell, transfer or assign your subscription rights to anyone else.

Will the subscription rights be listed on a stock exchange or trading market?

No, the subscription rights will not be listed on any stock exchange or trading market. Our common stock is listed on the NYSE Amex under the symbol "NTN" and the shares to be issued upon exercise of the subscription rights will be listed on the NYSE Amex under the same symbol.

Are there any conditions to the completion of the rights offering?

No, there are no conditions to the completion of the rights offering nor are we requiring a minimum subscription to complete the rights offering.

Can the board of directors cancel or extend the rights offering?

Yes. Our board of directors may cancel the rights offering at any time prior to the expiration date and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering. Our board of directors may also extend the period for exercising subscription rights in its sole discretion by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

Has the board of directors made a recommendation to the stockholders regarding the exercise of subscription rights?

No.  Our board of directors has not made, nor will it make, any recommendation to stockholders regarding the exercise of subscription rights.  You should make an independent investment decision about whether or not to exercise your subscription rights.  Stockholders who exercise subscription rights risk investment loss on new money invested.  We cannot assure you that the market price for our common stock will remain above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price.  If you do not exercise your subscription rights, you will lose any value represented by your subscription rights, and if you do not exercise your subscription rights in full, your percentage ownership interest in our company will be diluted.  For more information on the risks of participating in the rights offering, read the discussion under the heading "Risk Factors—Risks Related to the Rights Offering."

How do I exercise my subscription rights?

Record Holders

If you wish to participate in the rights offering and you hold shares of our common stock in your name, you must deliver payment to the subscription agent using the methods outlined in this prospectus and deliver a properly completed rights certificate to the subscription agent before 5:00 p.m. Eastern Time on ________, 2012, unless extended by our board of directors in its sole discretion.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the rights certificate, the payment received will be applied to exercise your basic subscription privilege. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription privileges (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you.

Street Name Holders

If you hold your shares of our common stock in the name of a broker, bank or other nominee, then your broker, bank or other nominee is the record holder of the shares you own.  The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the rights offering, please promptly contact the record holder of your shares.  We will ask your broker, bank or other nominee to notify you of the rights offering.  You should complete and return to your record holder the form entitled "Beneficial Owner Election Form."  You should receive this form from your record holder with other rights offering materials.

What form of payment must I use to pay the subscription price?

You must timely pay the full subscription price for the full number of shares of common stock you wish to purchase under the basic subscription privilege and any over-subscription request by delivering to the subscription agent a certified or cashier's check drawn on a U.S. bank.  The subscription agent must receive such payment before 5:00 p.m. Eastern Time on the expiration date.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes.  The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering.  If the rights offering is not completed, the subscription agent will return, without interest or penalty, as soon as practicable all subscription payments.  If you own shares in "street name," it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

If I exercise my subscription rights, when will I receive my new shares?

We will issue the shares for which duly completed subscriptions pursuant to the basic subscription privilege and the over-subscription privilege have been timely received promptly following the expiration date and after all pro rata allocations and adjustments have been completed.

When issued, the shares will be registered in the name of the subscription rights holder of record.  Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your subscription rights in order to comply with state securities laws.

After I send in my payment and rights certificate, may I change or cancel my exercise of subscription rights?

No.  All exercises of subscription rights are irrevocable.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.25 per share.

Have any stockholders indicated that they will exercise their rights?

No. However, we have obtained a backstop commitment from Matador so that gross proceeds from the rights offering will be, subject to the satisfaction of specified conditions, no less than $1.0 million. See "The Rights Offering—The Backstop Purchaser."

How many shares of common stock will be outstanding after the rights offering?

As of the record date, we had       shares of common stock issued and outstanding. Assuming that the rights offering is fully subscribed and that the maximum of 16,000,000 shares are sold in the rights offering, upon completion of the rights offering, we will have       shares of common stock outstanding, excluding any shares that may be issued pursuant to the exercise of stock options or warrants to purchase common stock between the date of this prospectus and the completion of the rights offering.

How do I exercise my subscription rights if I live outside the United States?

The subscription agent will hold rights certificates for stockholders having addresses outside the United States. In order to exercise subscription rights, holders with addresses outside the United States must notify the subscription agent and timely follow other procedures described under the heading "The Rights Offering—Foreign Stockholders."

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights.  If you exercise your subscription rights through the record holder of your shares, such as a bank, broker or other nominee, you are responsible for paying any fees the record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

The receipt and exercise of subscription rights pursuant to the basic subscription privilege or the over-subscription privilege should generally not be taxable for U.S. federal income tax purposes.  You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws.  See "Material U.S. Federal Income Tax Consequences."

To whom should I send my forms and payment?

If your shares are held in the name of a broker, bank or other nominee, then you should send your subscription documents, rights certificate, and payment to that record holder in accordance with the instructions you receive from that record holder.

If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail, or courier service to:

Broadridge Corporate Issuer Solutions, Inc.
Attn: Subscription Department
1717 Arch Street, Suite 1300
Philadelphia, PA 19103

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock for which you are subscribing by certified or cashier's check drawn on a U.S. bank.

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the subscription agent, Broadridge Corporate Issuers Solutions, Inc. at (855) 627-5089.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information contained under the heading "Risk Factors" and the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and all other information included or incorporated by reference into this prospectus in their entirety before you decide to exercise your subscription rights.

Company Overview

We provide marketing services through interactive game content for hospitality venues which offer the games free to their customers.  Founded in 1984, our company has evolved from a developer and distributor of content to an interactive entertainment network providing media, advertising and consumer marketing services.    Built on an extended network platform, this entertainment system not only allows multiple players to interact at the venue, but also enables competition between different venues. We generate revenues from venue subscriptions (Network Subscribers) and advertising, including in-venue on screen, online and customized games. Our games are currently available in over 3,900 locations in the U.S. and Canada, where they are shown on approximately 20,000 screens daily, we have over 2.1 million registered users and over 50 million games are played each year. Approximately 31% of our Network Subscriber venues are related to national and regional restaurants and include many well-known names: Buffalo Wild Wings, Black Angus, Hooters, Native New Yorker and Old Chicago.  We are seeking funding to:

●
Accelerate growth by improving the entertainment and marketing value of the in-venue content, expanding the sales and account management teams and capabilities, continuing to focus on national accounts and launching the next generation of our handheld in-venue device, which we call a Playmaker, and which players use to interface with our interactive games.

●	Significantly expand our brand reach and size of our player base by developing integrated mobile and online products designed to augment and create context and relevance for our in-venue products.

●
Expand our ability to offer focused placement opportunities to advertisers and sponsors in both targeted and general interest categories. Our platform serves highly focused, interactive advertising and will expand to include targeting, analytics and segmentation capabilities.

●
Improve the in-venue “live” experience. We currently offer compelling in-venue interactive entertainment products, including our Hosted Trivia, Competition Manager and our recently acquired Stump! Trivia™ live trivia event service. We intend to connect these products via a common platform and loyalty program.

●
Launch our new line of customer marketing services, which will leverage our unique ability to register and “opt-in” patrons at Network Subscriber locations. Combined with our access to game play mechanics and information and ability to track in-venue behavior, this product will allow our Network Subscribers to message, incent and track their patrons more effectively and efficiently.

Our principal office is located at 2231 Rutherford Road, Carlsbad, California 92008, and the telephone number at that address is (760) 438-7400.  Our website address is www.buzztime.com. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

Corporate Strategy

Our two primary sources of revenue are fees from Network Subscribers and advertising sales. To achieve growth in the number of Network Subscribers, we believe it will be important for venue operators to understand the value our services can contribute to the profitability of their businesses.  We believe advertising sales can be increased by showing that a demographically predictable, large number of people are seeing the advertisers' content and have responded to it.

We have a goal to grow the number of Network Subscriber sites from 3,900 to 5,800 by the end of 2014 and to significantly increase the number of players and visits.

To meet these objectives and to achieve our revenue growth objectives, we plan to implement the following strategic initiatives, each of which are more fully described under the heading "Business Overview and Corporate Strategy," below:

●	Launch a significant upgrade to our current player rewards system;

●	Launch Buzztime 360, which will connect our new player rewards system to the holistic player experience;

●	Enhance in-venue marketing;

●	Develop and deploy new user interface devices;

●	Develop and procure additional entertainment content;

●	Expand our sales and account management teams and capabilities;

●	Grow advertising and sponsorship revenues; and

●	Expand accessibility of our Buzztime Network and products.

Rights Offering Summary

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the rights offering.

We have granted to each person who was a record holder of our common stock on the record date of      , 2012, one subscription right for each share of our common stock held of record as of the record date. Each subscription right includes (i) a basic subscription privilege and (ii) an over-subscription privilege.

Basic Subscription Privilege
The basic subscription privilege entitles the holder to subscribe to purchase 0.26261 shares of common stock. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise your basic subscription privilege at all.

Over-Subscription Privilege
If you exercise your basic subscription privilege in full, you may also subscribe to purchase a portion of our shares of common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If an insufficient number of shares are available to satisfy fully over-subscription requests, the available shares will be distributed pro rata among each stockholder exercising their over-subscription privilege in proportion to the number of shares of common stock subscribed for by each such stockholder under their basic subscription privilege relative to the number of shares of common stock subscribed for by all stockholders exercising their over-subscription privilege under their basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction promptly after completion of the rights offering.

Subscription Price	$0.25 per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Record Date	, 2012

Expiration Date	The subscription rights will expire at 5:00 p.m., Eastern Time, on , 2012, unless the expiration date is extended by our board of directors which it may do in its sole discretion.

Procedure for Exercising Rights
You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent, Broadridge Corporate Issuer Solutions Inc., before 5:00 p.m., Eastern Time, on       , 2012, unless the expiration date is extended. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested.

Backstop Commitment
We have entered into the investment agreement with Matador, pursuant to which Matador has agreed to purchase, upon expiration of the rights offering, at the subscription price, between $1.0 million and $2.0 million worth of the shares of our common stock not subscribed for and purchased by holders upon exercise of their subscription rights, with the exact number of shares within the foregoing range to be determined by Matador in its discretion. Matador's obligation to purchase such shares is subject to a number of conditions, including (i) the absence of any material adverse change, or any development involving a prospective material adverse change, in our condition, financial or otherwise, or in our earnings, business, operations or properties, and (ii) the absence of any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of Matador, had a material adverse impact on the success of the rights offering. See "Risk Factors—Risks Related to the Rights Offering—The backstop purchaser's obligation to purchase shares of our common stock under the investment agreement is subject to a number of conditions, some of which are beyond our control" and "The Rights Offering—The Backstop Purchaser." Under the terms of the investment agreement, Matador agreed that neither it nor any of its affiliates, including Mr. Berg, will exercise their over-subscription privilege in the rights offering.

Use of Proceeds
The total proceeds to us from the rights offering will depend on the number of rights that are exercised.  The net proceeds to us from the sale of all of our shares of common stock offered in the rights offering, assuming full participation, are estimated to be approximately $3.8 million, after estimated fees and expenses of approximately $0.2 million.  Although we have not allocated any of the net proceeds from this offering for a specific purpose, we may use the net proceeds to fund the development and manufacture of a new version of our "Playmaker" device which players use to interface with our interactive games, to expand our sales and account management teams, to fund the development of integrated mobile and online products, to expand our ability to offer focused placement opportunities to advertisers, to fund development of new content, programming and other player-focused initiatives and for general corporate purposes.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NYSE Amex or any other stock exchange or trading market.

No Revocation
All exercises of subscription rights are irrevocable.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.25 per share.

Cancellation and Extension
Our board of directors may cancel the rights offering at any time prior to the expiration date and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering. Our board of directors may also extend the period for exercising subscription rights in its sole discretion.

No Board Recommendation
Our board of directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the discussion under the heading "Risk Factors—Risks Related to the Rights Offering."

Interests of Our Officers, Directors, and Principal Stockholders in the Rights Offering
Mr. Berg and Matador collectively beneficially own approximately 10.5% of our common stock and will be distributed subscription rights in respect of the shares of our common stock owned as of the record date. Under the investment agreement we entered into with Matador, Matador agreed to purchase, upon expiration of the rights offering, at the subscription price, between $1.0 million and $2.0 million worth of the shares of our common stock not subscribed for and purchased by holders upon exercise of their subscription rights, with the exact number of shares within the foregoing range to be determined by Matador in its discretion. Accordingly, depending on the extent to which our other stockholders exercise their subscription rights, Matador and Mr. Berg may, based on their common stock ownership as of the date hereof, potentially invest up to $2.4 million in connection with the rights offering (i.e., up to $2.0 million under the investment agreement and approximately $419,000 pursuant to the exercise of their basic subscription privilege). If Matador and Mr. Berg are the only stockholders who exercise their basic subscription privilege and Matador purchases $2.0 million worth of the shares of our common stock not subscribed for and purchased by holders upon exercise of their subscription rights, we will issue an aggregate of        shares of our common stock to Matador and Mr. Berg, which would increase Matador's and Mr. Berg's beneficial ownership to an aggregate of        % of our outstanding common stock after giving effect to the rights offering.

Issuance of Common Stock
When issued, the shares will be registered in the name of the subscription rights holder of record.  Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your subscription rights in order to comply with state securities laws.

Listing of Common Stock	Our common stock is listed on the NYSE Amex under the symbol "NTN" and the shares to be issued upon exercise of the subscription rights will be listed on the NYSE Amex under the same symbol.

Federal Income Tax Consequences
The receipt and exercise of subscription rights pursuant to the basic subscription privilege or the over-subscription privilege should generally not be taxable for U.S. federal income tax purposes.  You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws.  See "Material U.S. Federal Income Tax Consequences."

Subscription Agent	Broadridge Corporate Issuer Solutions, Inc.

RISK FACTORS

Investing in our common stock involves risk. Before making an investment in our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus, and the risks we have highlighted in other sections of this prospectus. The risks described below are those which we believe are the material risks we face.  Any of the risks described below could significantly and adversely affect our business, prospects, financial condition and results of operations.  As a result, the trading price of our common stock could decline and you may lose part or all of your investment.  The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risk Factors That May Affect Our Business

We have experienced significant losses, and we may incur significant losses in the future.

We have a history of significant losses, including net losses of $2,380,000 for the nine months ended September 30, 2011 and $400,000 for the twelve months ended December 31, 2010 and an accumulated deficit of $109,672,000 as of September 30, 2011. We may also incur future operating and net losses, due in part to expenditures required to implement our business strategies. Despite significant expenditures, we may not be able to achieve or maintain profitability. Moreover, if we do achieve profitability, the level of any profitability cannot be predicted and may vary significantly from quarter to quarter and year to year.

We receive a significant portion of our revenues from a single customer, and any decrease in the amount of business from that customer or any other significant customer could materially and adversely affect our cash flow and revenue.

Buffalo Wild Wings together with its franchisees is a significant customer.  For the nine months ended September 30, 2011, we generated approximately 21% of our total revenue from this national chain.  As of that date, approximately $104,000 was included in accounts receivable from this customer.  If Buffalo Wild Wings, a significant number of its franchisees, and/or one or more other significant customers breach or terminate their subscriptions or otherwise decrease the amount of business they transact with us, we could lose a significant portion of our revenues and cash flow.

A disruption in our sole-source supply of game controllers could negatively impact our subscriptions and revenue.

We currently purchase our Playmaker game controllers from an unaffiliated manufacturer located in Taiwan under a supply agreement executed in April 2007, with a term that automatically renews for one year periods.  We currently do not have an alternative source of supply for these devices.  If this sole supplier is delayed, becomes unavailable, has product quality issues or shortages occur, we may be unable to timely obtain replacement controllers, which, in turn could hurt our customer loyalty, cause subscription cancellations and reduce our revenue. If our supplier were to go out of business or otherwise become unable to meet our needs for reliable game controller equipment, the process of locating and qualifying alternate sources could take months, during which time our production could be delayed, and may, in some cases, require us to redesign our products and systems. Such delays and potentially costly re-sourcing and redesign could have a material adverse effect on our business, operating results and financial condition.

Industry and economic conditions have and may continue to adversely affect the market and can effect demand for our services and ultimately harm our business.

Negative trends in the general economy and reduced traffic and revenues in the restaurant and hospitality industry continue to depress the market for our products and services.  The current and continuing financial and economic problems have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets and extreme volatility in credit and equity markets.  This financial crisis could adversely affect our operating results if it results, for example, in spending cutbacks at our customers generally or the insolvency of a significant customer.  For instance, during the past two years, a few of our chain customers ceased operations and closed their stores, which resulted in material reduction of subscriber sites.  Tight credit markets could eliminate or delay growth of our customers and the number of customer sites and could also delay or prevent us from acquiring or making investments in other technologies, products or businesses that could enhance or complement our Buzztime Network or ability to generate additional revenues, such as from out-of-home advertising.

In addition, global economic conditions, including the credit crisis, increased cost of commodities, widespread employee layoffs, actual or threatened military action by the United States and the continued threat of terrorism, have resulted in decreased consumer spending and may continue to negatively impact consumer confidence and spending.  Continued weakness in consumer confidence or disposable income in general may negatively affect consumer spending at the hospitality venues that comprise the primary customer base for our Buzztime Network, and may also negatively affect spending by advertisers in the out-of-home market.

We cannot predict other negative events that may have adverse effects on the global economy in general and the hospitality and out-of-home media industries specifically.  However, the factors described above and such unforeseen events could have a material adverse effect on our revenues and operating results.

We may not be able to compete effectively within the highly competitive interactive games and entertainment industries.

We face intense competition in the markets in which we operate. Our Buzztime Network faces significant competition from other companies for total revenues in the overall market for entertainment in hospitality venues.  Our direct competitors in the hospitality games market comprise a small number of significant competitors including Touchtunes Interactive Networks and The Answer Is . . . Productions Inc. Additionally, we compete with a variety of other forms of entertainment for total entertainment dollars in the marketplace. These other forms of entertainment include music-based systems, live entertainment, cable and pay-per-view programming, coin-operated single-player games/amusements, cell phone and other mobile device games and traffic-building promotions like happy hour specials and buffets.

Our network programming competes generally with broadcast television, direct satellite programming, pay-per-view, other content offered on cable television and other forms of entertainment. Some of our current and potential competitors enjoy substantial competitive advantages, including greater financial resources for competitive activities, such as content development and programming, research and development, strategic acquisitions, alliances, joint ventures and sales and marketing. As a result, these current and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or consumer preferences.

We also compete with providers of other content and services available to consumers through online services. The expanded use of online networks and the internet provides computer users with an increasing number of alternatives to video games and entertainment software. With this increasing competition and the rapid pace of change in product and service offerings in the interactive entertainment industry, we must be able to compete in terms of technology, content and management strategy. If we fail to provide competitive, engaging, quality services and products, we will lose revenues to other competitors in the entertainment industry. Increased competition may also result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles, reduced revenues and loss of market share.

New products and rapid technological change may render our operations obsolete or noncompetitive.

The emergence of new entertainment products and technologies, changes in consumer preferences, the adoption of new industry standards and other factors may limit the life cycle of our technologies, products and services. Accordingly, our future performance will depend on our ability to:

●	identify emerging technological trends and industry standards in our market;

●	identify changing consumer needs, desires or tastes;

●	develop and maintain competitive technology, including new hardware and content products and service offerings;

●
improve the performance, features and reliability of our existing products and services, particularly in response to changes in consumer preferences, technological changes and competitive offerings; and

●	bring technology to the market quickly at cost-effective prices.

If we do not compete successfully in the development of new products and keep pace with rapid technological change, we will be unable to achieve profitability or sustain a meaningful market position. The interactive entertainment and game and out-of-home digital advertising industries are highly competitive and subject to rapid technological changes. We are aware of other companies that are introducing interactive game products on various platforms, including mobile devices and interactive television, which allow players to compete across the nation. Some of these companies may have substantially greater financial resources and organizational capital than we do, which could allow them to identify or better exploit emerging trends and market opportunities. In addition, changes in customer tastes may render our Buzztime Network and its content obsolete or noncompetitive.

We may not be successful in developing and marketing new products and services that respond to technological and competitive developments and changing customer needs. We may have to incur substantial costs to modify or adapt our products or services to respond to these developments. We must be able to incorporate new technologies into the products we design and develop in order to address the increasingly complex and varied needs of our customer base. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

We may not be able to significantly grow our out-of-home Buzztime Network revenue and implement our other business strategies.

We expect to derive substantially all of our revenue, including subscription and advertising revenue, for at least the next several years from our out-of-home Buzztime Network. Accordingly, our success depends on our ability to increase market awareness and encourage the adoption of the Buzztime brand and our game service among establishments such as restaurants, sports bars, taverns and pubs, and within the interactive game player community. Our success also depends on our ability to improve customer retention. We may not be able to leverage our resources to expand awareness of and demand for our game service. In addition, our efforts to improve our game platform and content may not succeed in generating additional demand for our products within the player community or strengthening the loyalty and retention of our existing customers. The degree of market adoption of Buzztime will depend on many factors, including consumer preferences, the availability and quality of competing products and services, and our ability to leverage our brand.

Our success also depends on our ability to implement our other business strategies, which include growing our advertising revenue, developing an integrated platform that allows for consumer play across the digital platform including our Buzztime Network and provides related cross-selling opportunities across our Buzztime Network, the internet, and mobile devices focusing on national accounts and growing our marketing services and sponsorship revenues. The implementation of these strategies will require us to dedicate significant resources to, among other things, expanding our product offerings, customizing our products and services to meet the unique needs of our national accounts and expanding and improving our marketing services and promotional efforts. We may be unable to implement these strategies as currently planned.

Communication or other system failures could result in the cancellation of subscribers and a decrease in our revenues.

We rely on continuous operation of our information technology and communications systems, and those of a variety of third parties, to communicate with our subscriber locations and distribute our services.  We currently transmit our data to our hospitality customer sites via broadband internet connectivity including telephone and cable TV networks.  These systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, storms, fires, power loss, telecommunications and other network failures, equipment failures, computer viruses, computer denial of service or other attacks, and other causes. These systems are also subject to break-ins, sabotage, vandalism, and to other disruptions, for example if we or the operators of these systems and system facilities have financial difficulties.  Some of our systems are not fully redundant, and our system protections and disaster recovery plans cannot prevent all outages, errors or data losses. A natural or man-made disaster, a decision to close a facility we are using without adequate notice for financial or other reasons, or other unanticipated problems at our facilities or those of a third party could result in lengthy interruptions in our service. In addition, our services and systems are highly technical and complex and may contain errors or other vulnerabilities. Any errors or vulnerabilities in our products and services, or damage to or failure of our systems, could result in interruptions in our services, which could reduce our revenues and cash flow, and damage our brand.  Any interruption in communications or failure of proper hardware or software function at our, or our subscribers', locations could decrease customer loyalty and satisfaction and result in a cancellation of our services.

Our management turnover creates uncertainties.

We have experienced significant changes in our executive leadership over the past several years.  Michael Bush has served as our Chief Executive Officer since April 2010.  Terry Bateman was appointed Chief Executive Officer in February 2009 and resigned effective March 2010.  Michael Fleming served as Interim Chief Executive Officer from May 2008 until his resignation in November 2008.  Dario Santana, our former Chief Executive Officer and President, separated from our Company in May 2008.  Because of our recent financial and stock performance, geographic location and other business factors in a relatively small industry, we face substantial challenges in attracting and retaining experienced senior executives.  Changes in senior management are inherently disruptive, and efforts to implement any new strategic or operating goals may not succeed in the absence of a long-term management team.  Changes to strategic or operating goals with the appointment of new executives may themselves prove to be disruptive. Executive leadership transition periods are often difficult as the new executives gain detailed knowledge of company operations and due to cultural differences and friction that may result from changes in strategy and style.  Without consistent and experienced leadership, customers, employees, creditors, stockholders and others may lose confidence in us.

Our cash flow may not cover current capital needs and we may need to raise additional funds in the future.  Such funds may not be available on favorable terms or at all and, if available, may dilute current stockholders.

Our capital requirements will depend on many factors, including:

●	our ability to generate cash from operating activities;

●	acceptance of, and demand for, our interactive games and entertainment;

●	the costs of developing new entertainment content, products or technology or expanding our offering to new media platforms such as the internet and mobile phones;

●	the extent to which we invest in the creation of new entertainment content and new technology; and

●	the number and timing of acquisitions and other strategic transactions, if any.

In addition, in order to fully execute on our strategic initiatives discussed under the heading "Business Overview and Corporate Strategy," below, we believe we will likely require additional capital.

If we need to raise additional funds in the future, such funds may not be available on favorable terms, or at all, particularly given the continuing credit environment and downturn in the overall global economy.  Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences, and privileges senior to those of our existing stockholders.  If we cannot raise funds on acceptable terms, or at all, we may not be able to develop or enhance our products and services, execute our business plan or any or all of our strategic initiatives, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

Our products and services are subject to government regulations that may restrict our operations or cause demand for our products to decline significantly.

We are subject not only to regulations applicable to businesses generally, but also to laws and regulations that apply directly to the interactive television products and game industries. In the area of interactive television products, state and federal governments may adopt a number of laws and regulations governing any of the following issues:

●	gaming, lottery and alcohol beverage control regulations;

●	user privacy;

●	copyrights;

●	consumer protection;

●	media distribution of specific material or content; and

●	the characteristics and quality of interactive television products and services.

In particular, we operate games of chance and, in some instances, award prizes. These games are regulated in many jurisdictions. The selection of prizewinners is sometimes based on chance, although none of our games require or contemplate any form of monetary payment. We also operate interactive card games, such as Texas Hold'em poker and Blackjack.  These card games are restricted in several jurisdictions. The laws and regulations that govern these games also vary in different jurisdictions and are subject to legislative and regulatory change as well as to law enforcement discretion in all of the jurisdictions in which we offer our games. We may find it necessary to eliminate, modify, suspend or cancel certain components of our products in certain states or jurisdictions based on changes in law, regulations or law enforcement discretion, which could result in additional development costs and/or the loss of customers and revenue.

Our success depends on our ability to recruit and retain skilled professionals for our business.

Our business requires experienced programmers, creative designers, application developers and sales and marketing personnel. Our success will depend on identifying, hiring, training and retaining such experienced and knowledgeable professionals. We must recruit talented professionals in order for our business to grow. There is significant competition for employees with the skills required to develop the products and perform the services we offer. We may be unable to attract a sufficient number of qualified employees in the future to sustain and grow our business, and we may not be successful in motivating and retaining the employees we are able to attract. If we cannot attract, motivate and retain qualified technical and sales and marketing professionals, our business, financial condition and results of operations will suffer.

Execution of our growth strategy may result in unsuitable acquisitions and we may fail to successfully integrate acquired companies.

We expect to continue to consider and pursue opportunities to grow our business through acquisitions of other businesses, assets, technologies and products.  We have in the past and may in the future invest significant resources in evaluating, consummating and integrating such acquisitions.  In making acquisition decisions, we may not be successful in selecting businesses, assets, technologies or products that complement our existing or future business and products.  We may also be unsuccessful in integrating any acquired business and personnel.

We may face exposure on sales and use taxes in various states.

From time to time, state tax authorities have made and other states will make inquiries as to whether or not a portion of our services might require the collection of sales and use taxes from customers in those states. In the current difficult economic climate, many states are expanding their interpretation of their sales and use tax statutes to derive additional revenue. While in the past the sales and use tax assessments we have paid have not been significant to our operations, it is likely that such expenses will increase in the future.

We may be liable for the content we make available on our Buzztime Network and the internet.

We make content available on our Buzztime Network and the internet. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence or copyright or trademark infringement. We could also be exposed to liability for third-party content accessed through the links from our websites to other websites. Federal laws may limit, but not eliminate, our liability for linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with certain statutory requirements. We may incur costs to defend against claims related to either our own content or that of third parties, and our financial condition could be materially adversely effected if we are found liable for information that we make available. Implementing measures to reduce our exposure may require us to spend substantial resources and may limit the attractiveness of our services to users which would impair our profitability and harm our business operations.

If we do not adequately protect our proprietary rights and intellectual property, or we are subjected to intellectual property claims by others, our business could be seriously damaged.

We rely on a combination of trademarks, copyrights, patents and trade secret laws to protect our proprietary rights in our products. We believe that the success of our business also depends on such factors as the technical expertise, innovative skills, marketing and capabilities of our employees. It is our policy that all employees and consultants sign non-disclosure agreements and assignment of invention agreements. Our competitors and former employees and consultants may, however, misappropriate our technology or independently develop technologies that are as good as, or better than ours. Our competitors may also challenge or circumvent our proprietary rights. If we have to initiate or defend against an infringement claim to protect our proprietary rights, the litigation over such claims could be time-consuming and costly to us, adversely affecting our financial condition.

From time to time, we hire or retain employees or external consultants who may have worked for other companies developing products similar to those that we offer. These other employers may claim that our products are based on their products and that we have misappropriated their intellectual property. Any such litigation could prevent us from exploiting our proprietary portfolio and cause us to incur substantial costs, which in turn could materially adversely affect our business. We have a small number of patent applications pending in the United States and Canada related to our interactive, network-based game technologies. Our pending patent applications and any future applications might not be approved. Moreover, our patents might not provide us with competitive advantages. Third parties might challenge our patents or trademarks or attempt to use infringing technologies or brands which could harm our ability to compete and reduce our revenues, as well as create significant litigation expenses. In addition, patents and trademarks held by third parties might have an adverse effect on our ability to do business and could likewise result in significant litigation expenses. Furthermore, third parties might independently develop similar products, duplicate our products or, to the extent patents are issued to us, design around those patents. Others may have filed and, in the future may file, patent applications that are similar or identical to ours. Such third-party patent applications might have priority over our patent applications. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office. Such interference proceedings could result in substantial cost to us.

We have incurred significant net operating loss carryforwards that we may not  fully use.

As of December 31, 2010, we had federal income tax net operating loss, or NOL, carryforwards of approximately $59.8 million, which will begin expiring in 2011.  As of December 31, 2010, we had state income tax NOL carryforwards of approximately $17.2 million, which will begin expiring in 2015. We believe that our ability to utilize our NOL carryforwards may be substantially restricted by the passage of time and the limitations of Section 382 of the Internal Revenue Code, which apply when there are certain changes in ownership of a corporation. To the extent we begin to realize significant taxable income, these Section 382 limitations may result in our incurring federal income tax liability notwithstanding the existence of otherwise available carryforwards. We completed a Section 382 analysis for the period from January 1, 1992 through September 30, 2010 and determined that we will be able to utilize the total NOL carryforwards that existed as of September 30, 2010.  Based on our analysis of our stockholder activity for the three months ended December 31, 2010, there were no ownership changes that caused an annual limitation per the provisions of Section 382.  Accordingly, we will be able to utilize the total NOL carryforwards that existed as of December 31, 2010, provided we generate sufficient future earnings prior to the expiration of the NOLs and that future changes in ownership do not trigger a Section 382 limitation.  We have established a full valuation allowance for substantially all deferred tax assets, including the NOL carryforwards, since we could not conclude that we were more likely than not able to generate future taxable income to realize these assets.

Foreign currency exchange rate fluctuations, trade barriers and other risks associated with operating our business in foreign countries could harm our business.

We operate the Buzztime Network in Canada. Since service fees and operating expenses from our Canadian subsidiary are recognized in its local currency, our financial position and results of operations could be significantly affected by large fluctuations in foreign currency exchange rates or by weak economic conditions in Canada. To the extent we attempt to expand our sales efforts in other international markets, we may also face difficulties in staffing and managing foreign operations, longer payment cycles and problems with collecting accounts receivable and increased risks of piracy and limits on our ability to enforce our intellectual property rights. If we are unable to adequately address the risks of doing business abroad, our business, financial condition and results of operations may be harmed.

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock may experience significant fluctuations.  These fluctuations may be unrelated or out of proportion to our operating performance, and could harm our stock price.  Any negative change in the public's perception of the prospects of companies that employ similar technology or sell into similar markets could also depress our stock price, regardless of our actual results.

The market price of our common stock may be significantly affected by a variety of factors, including:

●	the trading volume of our common stock;

●	announcements of new products, product enhancements, new services or service enhancements by us or our competitors;

●	announcements of strategic alliances or significant agreements by us or by our competitors;

●	technological innovations by us or our competitors;

●	quarterly variations in our results of operations;

●	acquisition of one of our competitors by a significantly larger company;

●	general market conditions or market conditions specific to technology industries;

●	changes in the estimation of the future size and growth rate of our markets;

●	sales of large blocks of our common stock; and

●	general economic and market conditions.

We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased pursuant to the basic subscription privilege and over-subscription privilege will be delivered promptly after completion of the rights offering and after all pro rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent.

The backstop purchaser's obligation to purchase shares of our common stock under the investment agreement is subject to a number of conditions, some of which are beyond our control.

Matador's obligation to purchase shares of our common stock under the investment agreement upon expiration of the rights offering is subject to a number of conditions, including (i) the absence of any material adverse change, or any development involving a prospective material adverse change, in our condition, financial or otherwise, or in our earnings, business, operations or properties, and (ii) the absence of any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of Matador, had a material adverse impact on the success of the rights offering. In addition, Matador may terminate the investment agreement and not purchase shares of our common stock under the investment agreement, among other reasons, (a) if there has been any material adverse change, or any development involving a prospective material adverse change, in our condition, financial or otherwise, or in our earnings, business, operations or properties, (b) if there has been any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of Matador, had a material adverse impact on the success of the rights offering, or (c) if our common stock is no longer listed on a national securities exchange. See "The Rights Offering—The Backstop Purchaser." If any of the conditions to Matador's obligation to purchase shares of our common stock under the investment agreement are not satisfied or if Matador validly terminates the investment agreement, we would not be entitled to any proceeds under the investment agreement. Because the closing of the transactions under the investment agreement will occur after the expiration of the rights offering, if you want to exercise your subscription rights, you would must do so without knowing whether the conditions to the backstop purchaser's obligations under the investment agreement will be satisfied.

If you do not exercise your subscription rights in full, you will suffer dilution in your percentage ownership of our company.

If you do not exercise any rights in the subscription rights offering, the number of shares of our common stock that you own will not change. However, because 16,000,000 shares of our common stock will be issued in the rights offering, if you do not exercise your subscription rights in full, your percentage ownership will be diluted after completion of the rights offering.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

In determining the subscription price to recommend to our board of directors for approval, the pricing committee considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of our common stock offered in the rights offering. We cannot give any assurance that shares of our common stock will trade at or above the subscription price in any given time period. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights.  The public trading market price of our common stock may decline before the subscription rights expire.  If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buy shares of our common stock at a price above the prevailing market price.  Our common stock is listed on the NYSE Amex under the symbol "NTN," and the closing price of our common stock on the NYSE Amex was $0.28 per share on January 5, 2012, the trading day immediately before the date we filed the registration statement of which this prospectus is part.  We cannot assure you that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares.  Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you.  Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.  In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent on or before 5:00 p.m., Eastern Time, on      , 2012, the expiration date of the rights offering, unless extended by our board of directors in its sole discretion.  If you are a beneficial owner of shares, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date.  We will not be responsible if your broker, bank, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

The rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your rights to anyone else. We do not intend to list the rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

Risks Relating to the Market for Our Common Stock

Our common stock could be delisted or suspended from trading on the NYSE Amex if we fail to maintain compliance with continued listing criteria.

NYSE Amex will normally consider suspending dealings in, or removing from the list, securities selling for a substantial period of time at a low price per share if the issuer fails to effect a reverse split of such stock within a reasonable time after being notified that NYSE Amex deems such action to be appropriate under the circumstances. While NYSE Amex does not provide bright line minimum share price standards for continued listing, we believe that a price less than $1.00 per share for a substantial period of time may be investigated. Our common stock has traded at below $1.00 per share since July 2007.

In addition, the NYSE Amex will normally consider suspending dealings in, or removing from the list, securities of an issuer which has stockholders' equity of less than $6,000,000 if such issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. Our stockholders' equity decreased from $9.5 million as of December 31, 2010 to $7.3 million as of September 30, 2011, and we had losses from continuing operations and/or net losses in each of our five most recent fiscal years.

If we are unable to comply with the NYSE Amex continued listing requirements, including its trading price requirements, our common stock may be suspended from trading on and/or delisted from NYSE Amex. Alternatively, in order to avoid delisting by NYSE Amex for having a low trading price for a substantial period, we may be required to effect a reverse split of our common stock. The delisting of our common stock from NYSE Amex for whatever reason may materially impair our stockholders' ability to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital.

Our charter contains provisions that may hinder or prevent a change in control of our company, which could result in our inability to approve a change in control and potentially receive a premium over the current market value of your stock.

Certain provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such a change in control would benefit our stockholders, or to make changes in our board of directors. For example, our certificate of incorporation (i) prohibits stockholders from filling vacancies on our board of directors, calling special stockholder meetings or taking action by written consent, and (ii) requires a supermajority vote of at least 80% of the total voting power of our outstanding shares, voting together as a single class, to remove our directors from office or to amend provisions relating to stockholders taking action by written consent or calling special stockholder meetings.

Additionally, our certificate of incorporation and restated bylaws contain provisions that could delay or prevent a change of control of our company. Some of these provisions:

●	authorize the issuance of preferred stock which can be created and issued by our board of directors without prior stockholder approval, with rights senior to those of the common stock;

●	prohibit our stockholders from making certain changes to our bylaws except with 66 2/3% stockholder approval; and

●	require advance written notice of stockholder proposals and director nominations.

These provisions could discourage third parties from taking control of our company. Such provisions may also impede a transaction in which you could receive a premium over then current market prices and your ability to approve a transaction that you consider in your best interest.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, restated bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Future sales of our common stock reserved for issuance pursuant to stock option and warrant exercises may adversely affect the market price of our common stock.

Future sales of substantial amounts of our common stock in the public market or the anticipation of such sales could have a material adverse effect on then-prevailing market prices. As of September 30, 2011, there were approximately 4,527,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options at exercise prices ranging from $0.15 to $3.33 per share. As of September 30, 2011, there were also outstanding warrants to purchase an aggregate of approximately 4,500,000 shares of common stock at exercise prices ranging from $0.30 to $1.50 per share.

These outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions because the holders of the options and warrants may exercise these securities when we are attempting to raise additional capital through a new offering of securities at a price per share that exceeds the exercise price of such options and warrants. To the extent the trading price of our common stock at the time of exercise of any of our outstanding options or warrants exceeds the exercise price, such exercise will have a dilutive effect on our stockholders.

BUSINESS OVERVIEW AND CORPORATE STRATEGY

Company Overview

We provide marketing services through interactive game content for hospitality venues which offer the games free to their customers.  Founded in 1984, our company has evolved from a developer and distributor of content to an interactive entertainment network providing media, advertising and consumer marketing services.    Built on an extended network platform, this entertainment system not only allows multiple players to interact at the venue, but also enables competition between different venues. We generate revenues from venue subscriptions (Network Subscribers) and advertising, including in-venue on screen, online and customized games. Our games are currently available in over 3,900 locations in the U.S. and Canada, where they are shown on approximately 20,000 screens daily, we have over 2.1 million registered users and over 50 million games are played each year. Approximately 31% of our Network Subscriber venues are related to national and regional restaurants and include many well-known names: Buffalo Wild Wings, Black Angus, Hooters, Native New Yorker and Old Chicago.  We are seeking funding to:

●
Accelerate growth by improving the entertainment and marketing value of the in-venue content, expanding the sales and account management teams and capabilities, continuing to focus on national accounts and launching the next generation of our handheld in-venue device, which we call a Playmaker, and which players use to interface with our interactive games.

●	Significantly expand our brand reach and size of our player base by developing integrated mobile and online products designed to augment and create context and relevance for our in-venue products.

●
Expand our ability to offer focused placement opportunities to advertisers and sponsors in both targeted and general interest categories. Our platform serves highly focused, interactive advertising and will expand to include targeting, analytics and segmentation capabilities.

●
Improve the in-venue “live” experience. We currently offer compelling in-venue interactive entertainment products, including our Hosted Trivia, Competition Manager and our recently acquired Stump! Trivia™ live trivia event service. We intend to connect these products via a common platform and loyalty program.

●
Launch our new line of customer marketing services, which will leverage our unique ability to register and “opt-in” patrons at Network Subscriber locations. Combined with our access to game play mechanics and information and ability to track in-venue behavior, this product will allow our Network Subscribers to message, incent and track their patrons more effectively and efficiently.

Recent History

During late 2008, in response to significant losses and declines in the number of our customers, we began taking steps to reposition our business model and establish a growth strategy that better leveraged our assets and business model.  These changes included making significant investments in technology, our distribution platforms, game development and communication tools for our players and our customers.  Key objectives at that time included restructuring our workforce to be more efficient and rebuilding our infrastructure utilizing contemporary technology platforms and communications systems. We established Internet and mobile platforms as a means to increase the number of players, we initiated the use of a non-proprietary gaming platform to enable faster product development, and we implemented improved marketing communication tools and services to activate players and add value to our Network Subscribers.

By the end of 2010, we had reduced selling, general and administrative expenses by more than 25% compared to 2008 and stabilized our customer base.  We also began rebuilding much of our infrastructure to enable us to scale our business with new technology, platforms and marketing communication tools and services focused on providing valuable and sustainable marketing and patron activation services to businesses in multiple verticals.  Under the leadership and direction of Michael Bush, who was appointed our Chief Executive Officer in April 2010, we have significantly changed our sales and marketing strategy to address flat growth and to reduce the churn rates in our customer base.  Historically, customer acquisition had been handled by four full-time salespersons working remotely in various parts of the U.S.  The majority of the sales were conducted by phone and the connection between sales and account management was lacking.  Our sales strategy is to develop a larger, more professional sales force capable of conveying to potential customers the value of our products and services and the marketing power Buzztime can bring to their businesses. We believe this sales message is better conveyed through in-person sales calls, during which our sales force can present statistical information and describe how our products and services can help improve the financial performance of our Network Subscribers’ businesses.  We also believe that in this face-to-face setting, our sales force will be better able to understand the needs of our potential customers, which will enable us to sell products and services that better fit the needs of the customer thereby increasing customer retention.  We further intend to deploy account management team members who will provide the on-site customer support, training, event supervision and other field services to ensure that our Network Subscribers receive a return on their investment by way of increased traffic to their venues.  To this end, we have revamped our sales and account management organization to expand the team and its capabilities.  The restructuring is not yet complete but we have begun to experience improved close rates and customer retention rates which, if continued, would lead to significant growth in our revenue.

During the last several years, hosted live team trivia has grown significantly in the hospitality industry.  We believe over 10,000 team trivia events are held each week throughout the U.S. whereby hosts or "trivia jockeys" run a fun and entertaining trivia contest pitting teams against each other and serve as venue advocates by encouraging participation and return visits.  In October 2011, we acquired substantially all of the assets of the Stump! Trivia hosted live trivia business.  We also hired the founders of that business as our employees.  Stump! Trivia currently conducts nearly 300 events per week, or over 14,000 annually, primarily in the Northeastern region of the U.S.  We plan to expand this business into other regions of the U.S. and to increase the number of weekly events to 2,000 by the end of 2014.

Another growth opportunity that we intend to exploit is in the area of social gaming, which we believe is a natural extension of our business. We are currently developing games and providing access to our products by leveraging online platforms and mobile devices.  We recently launched our first social media focused trivia game with an application on Facebook.  Players can play "mini-trivia" games for free and compete against their friends who they are encouraged to invite and challenge.  The game also allows players to win badges and obtain various levels of achievement. Through Facebook we are able to introduce users to the Buzztime gaming experience and encourage them to try the full gaming experience at a Network Subscriber location.  Since the launch of the Facebook application in early 2011, there have been approximately 250,000 downloads of the game with over 25,000 players engaging with it monthly with an average play time per session of over ten minutes.  We recently launched an update to the game which includes geo-coded ads for nearby network locations informing the online players where they can play in-venue.  In addition, we launched a significant upgrade to the Facebook game, including a collection of special question-altering items to provide an advantage known as “boosts” that we believe will allow for more social activation and will enable our Network Subscribers to communicate with their customers through Facebook.  We are currently testing the delivery of digital coupons via Facebook redeemable for discounts at Network Subscriber locations.  We also plan to start collating much of the player data available to us through Social Sign On, Facebook and through our network registration process to create an accurate and valuable segmentation of our audience, which we could use to add value to the marketing efforts of our Network Subscribers.

We intend to continue developing additional Internet, social media and smart phone applications, which we believe are important means of exposing our products to a wider audience and increasing the value of our products and services to Network Subscribers.  We believe larger audiences, whether in-venue, online or on mobile devices, are critical to attracting advertisers to our network.  We also believe that we will be able to drive increasing numbers of patrons into Network Subscriber venues as we generate larger audiences and through our efforts to track our players more closely, analyze their play patterns and partner with our Network Subscribers to devise digital marketing programs.

Marketplace

Key measures of success in the hospitality marketplace include:

●	number of customers per day;

●	returning customers as a percentage of all customers;

●	sales per customer; and

●	sales per hour.

Venue owners value products and services that can improve these measures of success.  We believe our products and services deliver these improvements.

In many restaurants and bars today, the primary entertainment for patrons involves watching a television, playing an arcade game or a hands-on game, such as darts, foosball or pool, or activities found on an individual's mobile device. The environment is generally placid and similar to other competitive venues.  However, as the excitement level rises due to a live entertainer, sporting event, or an energetic group of attendees, the atmosphere in the venue changes. In such an environment, patrons begin to interact outside their familiar groups and the venue takes on a fun or unique character that tends to draw people back.

Through our delivery of compelling, multi-person games that are visible throughout the venue and can be accessed from a large number of locations (including dining tables), we provide venue owners an interactive group experience on a continuous basis.  We believe this leads to more customer visits and a higher customer return rate.  Additionally, location specific on-screen ad features allow the venue to advertise special food and beverage offers to players and other patrons, which can increase sales per customer.  These advertising features can also promote upcoming gaming events (like special competitions or team league play) that increase venue attendance on typically slow nights.

While alternative forms of entertainment gaming are plentiful, with our services, venues can direct players' attention to specific menu items, help to spread the excitement level from multiple players inside the establishment to other customers, and take advantage of the extended reach of our network, products and user interaction both at the venue and beyond.

Corporate Strategy

Our two primary sources of revenue are fees from Network Subscribers and advertising sales. To achieve growth in the number of Network Subscribers, we believe it will be important for venue operators to understand the value our services can contribute to the profitability of their businesses.  We believe advertising sales can be increased by showing that a demographically predictable, large number of people are seeing the advertisers' content and have responded to it.

Subscriber Revenue.  As a tool to measure and demonstrate our value proposition to Network Subscribers, we track several key operational measures, including:

●	the numbers of net subscribers to the network;

●	the volume of player visits;

●	increases in the frequency of player visits; and

●	duration of play time.

To improve performance under these measures, we focus our efforts on the following two key objectives:

●	Create compelling and contagious player experiences that will bring players back frequently and for longer periods of time.

●	Create real and meaningful value to the Network Subscribers and advertisers through programs, services and products that utilize the network.

By showing that our network offerings draw players back into the venue, our sales team is able to demonstrate the value of our services to Network Subscribers. Maintaining and improving performance under these operational measures will help us retain existing Network Subscribers and increase revenues by attracting new venues.

Advertising Revenue.  We believe we will be able to increase advertising on the network as we increase the numbers of players. The value of this advertising is further increased if we are able to clearly delineate player demographics to advertising customers. We intend to better define those demographics and analyze how to target specific sub-sets within the player base to enable our sales team to further package our advertising offering.

Strategic Initiatives

We have a goal to grow the number of Network Subscriber sites from 3,900 to 5,800 by the end of 2014 and to significantly increase the number of players and visits. Additionally, we have a goal to increase the number of weekly Stump! Trivia events to 2,000 by the end of 2014.

To meet these objectives and to achieve our revenue growth objectives we plan to implement the following:

Launch Loyalty/Player Rewards.  We are planning to launch a significant upgrade to our current player rewards system.  In order to create more attractive game dynamics for casual users to join in, our rewards program will feature various “badges” and “levels” that are engineered to reward the most positive player behaviors.  These attributes will launch with a virtual goods catalog initially, which we plan to transition to a hard-goods redemption catalog by the end of 2012.

Launch Buzztime 360.  We intend to connect our new player rewards system to the holistic player experience by expanding the functionality of our Buzztime Facebook, Buzztime Social Sign On and Buzztime Mobile products.  We intend to expand Buzztime Facebook to include elements of loyalty, a Facebook-specific badging program, multi-player tournament environments and direct head-to-head challenges.  Buzztime Social Sign On currently allows for the sharing of current score information based on the player's location (a Buzztime location is currently tweeted every 60 seconds).  We intend to expand this product to include achievements, levels, and potentially deals and locations.  We intend to expand Buzztime Mobile to feature elements of all programs including loyalty badge information, social share and updates from Facebook.

Enhance In-Venue Marketing.  Currently players join into an existing in-venue competition or self-select a group with whom they will interact. In the future, our expanded field account teams will seek to increase player involvement and the frequency of in-venue visits by introducing innovative competitions and promotions.  For example, competitive leagues could be established within or between venues where players form teams and play for prizes. We recently launched Buzztime Communities which allows players to connect with each other inside our Buzztime Network and form groups, issue challenges, and compete against each other in various ways.  In 2012 we also intend to improve our Competition Manager product to make it easier for customers to use and our Hosted Trivia product to simplify the customer interface, include enhanced player features and to integrate it with our Stump! Trivia business.  Additionally, we expect to launch our new line of customer marketing services, which will leverage our unique ability to register and “opt-in” patrons at Network Subscriber locations. Combined with our access to game play mechanics and information and ability to track in-venue behavior, this product will be designed to enable our Network Subscribers to message, incent and track their patrons more effectively and efficiently.

Develop and Deploy New User Interface Devices.  The player's first contact with our product occurs when they handle our Playmaker user interface device.  The current version is dated in both appearance and capability. In late 2012, we expect to launch a replacement to our Playmaker, which will be a tablet style device that will enable a richer, more robust user experience.  We believe its full-screen player interface will attract more players in the 18 to 45 year-old segment, many of whom are accustomed to tablet style devices such as the Apple iPad®.

The new Playmaker will be designed to be managed entirely through software and to have the potential to be operated on a variety of networks.  It is also expected to contain a versatile platform that will support video playback, social networking features and the potential for integration with third party developers.

We expect the unit's versatility to provide additional value for us and our Network Subscribers since it will allow players to interact with each other directly and will enable us to deliver more personalized advertising messages. We believe the delivery of personalized advertising messages could lead to partnership programs, sponsorships of specific network-based events and increased national account co-branding opportunities.

Additional factors that support our development of this new device include:

●	Informal feedback and polling data from Network Subscribers indicate that demand for an updated device is high - particularly within national accounts;

●	A new software-based user interface device, without the limitations of firmware, will enable us to deliver updates and enhancements electronically over the network;

●
As a result of the widespread popularity and increasing sales of other tablet formats (e.g. Apple iPad®, Motorola Xoom®, etc.), we believe a new tablet style wireless device will be well received, allowing us to take advantage of current trends and product familiarity; and

●
We believe our delivery of a significantly upgraded Playmaker will be a tangible demonstration of our commitment to a high quality player experience, which we believe will heighten the perceived value of our service to Network Subscribers and improve customer retention rates.

Develop and Procure Additional Entertainment Content.  In order to keep players returning to the venue, new entertainment content needs to be added on an on-going basis.  Two examples of new content that we have recently developed are:

●	The Season - a new game that builds from our popular QB1 game. Players represent their favorite NFL team in a season long trivia competition.

●
CBS Sports’ March Madness – Interstitial polling and trivia questions relating to the NCAA® men’s basketball tournament. These mini games tap into the excitement created by the annual tournament while leveraging the March Madness® and CBS Sports brands.

While we have been successful in developing a number of games, we also recognize that licensing recognized third-party content can quickly enhance the user experience. To this end, we are exploring partnerships with nationally recognized companies.

Expand Our Sales and Account Management Teams and Capabilities.  In order to achieve our goal of nearly doubling the number of Network Subscriber sites and users by the end of 2014, we believe we must develop and maintain well-trained, professional sales and customer support (account management) teams.  We have expanded the number of our sales personnel from four to an integrated sales and account management team that now includes 52 members.

A key area of our focus is to expand sales to national accounts, which currently represent approximately 31% of our total number of Network Subscribers. We believe this segment offers significant growth opportunities that we intend to exploit by offering solutions that target the unique promotional, branding and operational needs of these larger customers.  Such solutions include offering customized products, in-venue field support and enhanced consumer marketing tools and services, such as data analysis and online polls of users.

Additionally, we need to continue expanding our field staff to better support current customers by driving on-premise participation and game play through well publicized local events, competitive leagues, tournaments, championships and prizes. Hosted trivia events and competitions are an important part of spurring game play and customer loyalty. The account management staff also generates qualified leads in their local territories and assists our sales personnel in developing those leads into new Network Subscribers and advertisers.

To keep a direct line of communications with our Network Subscribers, we have also added telemarketing resources to our inside sales teams.  Their primary responsibilities include:

●	calling on current Network Subscribers to get feedback on their experience with our services, help them determine the service's value to their businesses, encourage renewals and up-sell new services;

●	implementing telemarketing lead generation initiatives; and

●	scheduling sales appointments for the sales and account management staff in the field.

Grow Advertising and Sponsorship Revenues.  Increasing advertising and sponsorship revenues is a key component to our growth strategy.  Each year, millions of consumers connect to our network and an even greater number of people are exposed to our network programming, which is shown on as many as 20,000 screens per day at our Network Subscribers' locations.  We believe this large audience is attractive to advertisers.  To better demonstrate the value of our audience to advertisers, we plan to install tracking tools that will enable us to define the demographics of our players.  We believe we can use this information as a sales tool to significantly increase advertising and sponsorships revenues.

We commissioned two separate research projects in 2008 which were useful in validating the size and engagement of our audience.  Nielsen Media Research performed a validation study of restaurant traffic, consumer dwell time, and advertising/brand awareness of both Buzztime players as well as non-Buzztime playing patrons.  The study validated metrics for our advertising sales efforts and benchmarked measures against the Digital Place-based Advertising Association Audience Metrics Guidelines.

In an effort to monetize this large available audience through advertising sales, we intend to conduct in-depth research of our audience demographics and patterns, dedicate a sales team to advertising placements, and offer an integrated advertising package that combines in-venue advertisements, short interactive branded polls and question sets and direct digital marketing.

We anticipate that this fully integrated package will include a combination of game play ads, promotions between games, specific customer on-line responses and highly targeted messaging.  For example, we recently launched 30- to 60-second mini-trivia games or polls called Buzztime Shorts.  Specifically, Buzztime Shorts provides partners and sponsors with a new way to increase awareness of their product or service through fun, interactive, onscreen questions and polls. Based on the responses to the Buzztime Short questions, promotional partners are then able to send targeted email communications to interested consumers.

We are also able to track and collect data on users, which we believe provides us with an additional opportunity to increase advertising and promotional sales.  Analysis of user patterns, reactions to advertising, and other trends can be drawn from such data and could provide a unique insight to the success of advertising expenditures for our subscribers.

In early 2011, we hired a new Chief Content Officer who is leading the evaluation of our current programming strategy.  As part of this process, we are looking at new ways of testing and analyzing the network data with a specific focus on player-driven metrics.  Examples of these types of analyses include:

●	measuring game play metrics by time zone, designated market area and population type (i.e., urban, suburban, rural);

●	evaluating the user response to the "graphic language" of our network programming at different times of the day and by different customer types;

●	determining the types of players are playing at different times (i.e., registered user vs. guest, casual vs. avid, trivia vs. cards); and

●	testing changes in question difficulty, category themes, and content scripting.

Besides identifying detailed user demographics, this analysis also helps design schedules for content and events that can increase user interaction and develop specific demographic gatherings that are valuable to advertisers.

Expand Accessibility of Buzztime Network and Products.  We intend to make it as easy as possible for players to connect to our interactive entertainment media. We intend to adapt our current products to new technology platforms, such as smart phones and tablets, and to design offerings that can deliver Buzztime programming to broader audiences both in-venue and out-of-venue.

We plan to extend our interactive entertainment to the Internet and through mobile devices.  By expanding the availability of Buzztime branded games beyond our traditional in-venue Playmakers, we are seeking to create a wider marketing platform, allowing more targeted advertising to reach into unique customer segments. We believe we improve our opportunities to sell advertising by cross-promoting games across multiple platforms and driving traffic in both directions between hospitality venues and Internet/mobile applications. In late 2009, we introduced a downloadable application for the iPhone® that enables players to use their iPhone® in place of the Playmaker tablet to play real-time inside any of our Network Subscribers' locations.  In early 2011, we introduced a similar application available for the Android® phones.  Currently, 30% of all new registrations originate from these mobile platforms.

To take advantage of these new capabilities we plan to promote Buzztime media through online/mobile viral marketing, social networking channels, Internet based trivia challenges and direct-to-consumer grassroots marketing campaigns.  These are all designed to raise awareness, interest and excitement among users, resulting in more players and traffic for Network Subscriber venues.

We plan to increase our utility to Network Subscribers by growing and enhancing our non-network products.  The increasing availability of our interactive entertainment content on mobile devices provides enhanced messaging capabilities and enables us to gather far more extensive and in-depth play and demographics data.  Our social media strategy includes expanding Facebook functionality to enable Network Subscribers to communicate with patrons in an effort to increase in-venue visits.  In addition, the implementation of Social Sign On allows for more seamless registration, promotion, and communication with users.  We also intend to pursue arrangements with strategic partners that expand our brand reach, subscriber services and cross-platform programming.  We believe that by combining innovative gaming strategies with reward programs, players will be motivated to take their gaming activities into Network Subscribers' venues, which will generate additional value and return on investment for those locations.

USE OF PROCEEDS

The net proceeds to us from the sale of all of our shares of common stock offered in the rights offering, assuming full participation, are estimated to be approximately $3.8 million, after estimated fees and expenses of approximately $0.2 million.  We will have broad discretion in determining how the net proceeds of the rights offering will be used. Although we have not allocated any of the net proceeds from this offering for a specific purpose, we may use the net proceeds to fund the development and manufacture of a new version of our "Playmaker" device which players use to interface with our interactive games, to expand our sales and account management teams, to fund the development of integrated mobile and online products, to expand our ability to offer focused placement opportunities to advertisers, to fund development of new content, programming and other player-focused initiatives and for general corporate purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including but not limited to progress on software and product development, customer and player feedback on new products and services, employee retention, competition and availability of required resources. We may find it necessary or advisable to use the net proceeds for other purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds in short-term investment grade instruments or U.S. government securities.

We believe we will likely require additional funds to fully execute on our strategic initiatives described above, which we may seek to raise through debt or equity financings. We cannot be certain that additional funding will be available to us when we need it on terms that are acceptable to us, or at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our strategic initiatives. See "Risk Factors—Risk Factors That May Affect Our Business—Our cash flow may not cover current capital needs and we may need to raise additional funds in the future.  Such funds may not be available on favorable terms or at all and, if available, may dilute current stockholders."

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NYSE Amex under the symbol "NTN." Set forth below are the high and low sales prices for the common stock for the periods indicated:

	High	Low
Year Ended December 31, 2011
First Quarter	$0.52	$0.38
Second Quarter	$0.52	$0.42
Third Quarter	$0.45	$0.38
Fourth Quarter	$0.42	$0.25

Year Ended December 31, 2010
First Quarter	$0.56	$0.26
Second Quarter	$0.74	$0.43
Third Quarter	$0.55	$0.33
Fourth Quarter	$0.46	$0.31

Year Ended December 31, 2009
First Quarter	$0.33	$0.12
Second Quarter	$0.50	$0.21
Third Quarter	$0.58	$0.25
Fourth Quarter	$0.63	$0.42

On January 5, 2012, the closing price for our common stock as reported on the NYSE Amex was $0.28 and there were approximately 1,084 holders of record.

Dividend Policy

To date, we have not declared or paid any cash dividends with respect to our common stock, and the current policy of our board of directors is to retain earnings, if any, after payment of dividends on the outstanding preferred stock to provide for our growth. Consequently, no cash dividends are expected to be paid on our common stock in the foreseeable future.

Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and such other factors as our board of directors may deem appropriate.

We have 161,000 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Stock provides for a cumulative annual dividend of 10 cents per share, payable in semi-annual installments in June and December. Dividends may be paid in cash or with shares of common stock. In 2010 we issued approximately 34,000 shares common of common stock for payment of these dividends.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased.  Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of shares of common stock outstanding.  At September 30, 2011, we had a net tangible book value of approximately $4.1 million, or $0.07 per share of our common stock. After giving effect to the sale of the maximum 16,000,000 shares of our common stock in the rights offering and after deducting transaction and offering expenses, the pro forma net tangible book value at September 30, 2011, attributable to common stockholders would have been $7.9 million, or $0.10 per share of our common stock. This amount represents an immediate dilution of the net tangible book value of the shares purchased in the rights offering of $0.15. The following table illustrates this per share dilution of the net tangible book value.

Subscription Price	$0.25
Net tangible book value per share at September 30, 2011, before the rights offering	$0.07
Net increase in pro forma tangible book value per share attributable to the rights offering	$0.03
Pro forma net tangible book value per share after giving effect to the rights offering	$0.10
Dilution in pro forma net tangible book value per share to purchasers	$0.15

THE RIGHTS OFFERING

The Subscription Rights

We are distributing at no charge to the record holders of our common stock as of      , 2012, the record date, non-transferable subscription rights to purchase shares of our common stock at a subscription price of $0.25 per share (gross purchase price to be rounded up to the nearest whole cent). The subscription rights will entitle the holders of those rights to purchase up to an aggregate of 16,000,000 shares of common stock for an aggregate purchase price of $4.0 million. See below for additional information regarding subscription by DTC participants and stockholders who hold their shares in "street name" with DTC participants.

The subscription rights will be evidenced by subscription rights certificates. Each subscription right includes a basic subscription privilege and an over-subscription privilege which are described in greater detail below.

Subscription Price

The subscription price is $0.25 per share (gross purchase price to be rounded up to the nearest whole cent). The subscription price was determined by our board of directors upon the recommendation of a pricing committee comprised of two members of our board of directors, each of whom is independent under the NYSE Amex Rules.

In determining the subscription price to recommend to our board of directors for approval, the pricing committee considered a number of factors, including: the likely cost of capital from other sources, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, our need for liquidity and capital and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies.

The subscription price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of our common stock offered in the rights offering.

Expiration of the Rights Offering and Extensions and Termination

You may exercise your subscription rights at any time before 5:00 p.m., Eastern Time, on      , 2012, the expiration date of the rights offering, unless extended by our board of directors in its sole discretion.

Subject to the foregoing, we will extend the duration of the rights offering as required by applicable law. We may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give holders of rights more time to exercise their subscription rights. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents and payment for the subscription price relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Subscription Privileges

Your subscription rights includes a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege.  Under your basic subscription privilege, you will be entitled to purchase 0.26261 shares of common stock at the subscription price of $0.25 per share (gross purchase price to be rounded up to the nearest whole cent).  Your basic subscription privilege may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in this offering. We will deliver to the holders of record who validly exercise their rights under the basic subscription privilege and make payment of the subscription price in full, certificates representing the shares purchased with their basic subscription privilege, or, if such holders hold their shares in book-entry form and validly exercise their rights under the basic subscription privilege, we will credit their account with such shares, in each case promptly following the later of the expiration of the rights offering or the satisfaction or waiver of the closing conditions of the investment agreement (and after all pro rata allocations and adjustments have been completed with respect to the over-subscription).

Over-Subscription Privilege.  If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of the shares of our common stock that are not purchased by other stockholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata among each stockholder exercising their over-subscription privilege in proportion to the number of shares of common stock subscribed for by each such stockholder under their basic subscription privilege relative to the number of shares of common stock subscribed for by all stockholders exercising their over-subscription privilege under their basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of their over-subscription privilege, then such stockholder will be allocated only that number of shares for which such stockholder over-subscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you fully exercise your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you).

We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Full Exercise of Basic Subscription Privilege.  You may exercise all or any portion of your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own together with your spouse. If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own together with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You do not have to subscribe for any shares under the basic subscription privilege owned together with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full. In exercising the over-subscription privilege, you must pay the full subscription price for all the shares you are electing to purchase.

Issuance of Shares.  We will deliver to the holders of record who validly exercise their subscription rights and make payment of the subscription price in full, certificates representing the shares purchased upon exercise of their subscription rights, or, if you hold your shares in book-entry form and validly exercise your subscription rights, we will credit your account with such shares, in each case promptly following the expiration of the rights offering and after all pro rata allocations and adjustments have been completed with respect to the over-subscription.

Potential Dilutive Effects of the Rights Offering

If a stockholder does not exercise any of its subscription rights in the rights offering, the number of shares of our common stock that such stockholder will own will not change.  However, because up to 16,000,000 shares of our common stock will be issued in the rights offering, if a stockholder does not exercise its subscription rights under the basic subscription privilege in full, its percentage ownership will be diluted after the rights offering is completed.

The Backstop Purchaser

The Investment Agreement.  We have entered into an investment agreement with Matador Capital Partners, LP, or Matador. Mr. Jeffrey A. Berg, one of our directors, is the managing member of the general partner of Matador. Matador and Mr. Berg collectively beneficially own approximately 10.5% of our common stock before giving effect to the rights offering. Under the terms of the investment agreement, Matador has agreed to purchase, upon expiration of the rights offering, at the subscription price, between $1.0 million and $2.0 million worth of the shares of our common stock not subscribed for and purchased by holders upon exercise of their subscription rights, with the exact number of shares within the foregoing range to be determined by Matador in its discretion.

The Closing.  The closing of the transactions contemplated by the investment agreement is subject to satisfaction or waiver of the following conditions: (i) the effectiveness of the registration statement of which this prospectus is a part; (ii) the rights offering having been completed; (iii) the absence of any legal impediment that prohibits the implementation of the rights offering, the issuance and sale of the shares to Matador being purchased pursuant to the investment agreement, or the consummation of the transactions contemplated by the investment agreement; (iv) the compliance with covenants and the accuracy of representations and warranties provided in the investment agreement; (v) the absence of any material adverse change, or any development involving a prospective material adverse change, in our condition, financial or otherwise, or in our earnings, business, operations or properties; (vi) the absence of any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of Matador, had a material adverse impact on the success of the rights offering; and (v) the shares of our common stock issued pursuant to the investment agreement having been approved for listing on the NYSE Amex.

Termination.  The investment agreement may be terminated at any time prior to the closing of the backstop commitment: (i) by mutual written consent of Matador and us; (ii) by us if there is a breach by Matador, or by Matador if there is a breach by us, of any covenant or representation or warranty that would cause the failure of the satisfaction of a closing condition and is not capable of cure by March 31, 2012; (iii) by any party upon the occurrence of any event that results in a failure to satisfy any of such party's closing conditions, which failure is not capable of cure by March 31, 2012; or (iv) by Matador (a) if there has been any material adverse change, or any development involving a prospective material adverse change, in our condition, financial or otherwise, or in our earnings, business, operations or properties, (b) if there has been any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of Matador, had a material adverse impact on the success of the rights offering, (c) if our common stock is no longer listed on a national securities exchange or (d) if we adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy or consent to the filing of any bankruptcy petition against us.

Expenses.  There is no backstop commitment fee payable to Matador.

Subscription Rights.  As stockholders as of the record date, Matador and Mr. Berg each maintain the right to subscribe for shares in the rights offering by exercising their basic subscription privilege. However, Matador agreed under the investment agreement that neither it nor any of its affiliates, including Mr. Berg, will exercise their over-subscription privilege in the rights offering.

Effect on Ownership of Common Stock. On the record date for the rights offering, Matador beneficially owned        shares of our common stock, and Mr. Berg owned an additional        shares over which he has sole voting and dispositive power. The combined        shares represents        % of the outstanding shares of our common stock as of the record date. If all of our stockholders, including Matador and Mr. Berg, exercise their basic subscription privilege and the rights offering is therefore fully subscribed, Matador and Mr. Berg's beneficial ownership percentage will not change. If Matador and Mr. Berg are the only stockholders who exercise their basic subscription privilege and Matador purchases $2.0 million worth of the shares of our common stock not subscribed for and purchased by holders upon exercise of their subscription rights, we will issue an aggregate of        shares of our common stock to Matador and Mr. Berg, which would increase Matador's and Mr. Berg's beneficial ownership to an aggregate of         % of our outstanding common stock after giving effect to the rights offering. Accordingly, depending on the extent to which our other stockholders exercise their subscription rights, Matador and Mr. Berg may, based on their common stock ownership as of the date hereof, potentially invest up to $2.4 million in connection with the rights offering (i.e., up to $2.0 million under the investment agreement and approximately $419,000 pursuant to the exercise of their basic subscription privilege).

The purchase of any shares by Matador and Mr. Berg, whether pursuant to the investment agreement or upon exercise of their basic subscription privilege, would be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, and, accordingly, would not be registered pursuant to the registration statement of which this prospectus forms a part.

No Fractional Shares

We will not issue fractional shares or cash in lieu of fractional shares. Fractional shares, if any, will be rounded down to the nearest whole number to ensure that we offer no more than 16,000,000 shares of common stock in the rights offering.

Condition to the Rights Offering

The completion of the rights offering is not subject to any conditions nor are we requiring a minimum subscription to complete the rights offering.

Regulatory Limitations

We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which the rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer shares to residents of any state or other jurisdiction whose laws would require a change in the rights offering in order to carry out the rights offering in such state or jurisdiction.

Method of Subscription — Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, before 5:00 p.m., Eastern Time, on      , 2012, the expiration date of the rights offering, unless our board of directors extend the rights offering in its sole discretion:

●	Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

●	Your full subscription price payment for each share subscribed for under your subscription right.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, bank, or other nominee, you should instruct your broker, bank, or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., Eastern Time, on the expiration date of the rights offering.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., Eastern Time, on, the expiration date of the rights offering.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by cashier's or certified check drawn upon a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for NTN Buzztime, Inc.” (working in conjunction with Broadridge Corporate Issuer Solutions, Inc.) at the address set forth below in "— Delivery of Subscription Method and Payment."  The subscription agent will not accept non-certified checks or payment by any other means.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any cashier's or certified check drawn upon a U.S. bank payable to the subscription agent.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and your subscription price payment to the subscription agent by mail, by overnight courier or by hand to the address below:

Broadridge Corporate Issuer Solutions, Inc.
Attn: Subscription Department
1717 Arch Street, Suite 1300
Philadelphia, PA 19103

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, promptly after completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Your Funds Will Be Held by the Subscription Agent until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares upon completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Medallion Guarantee May Be Required

If your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights or you are an "eligible institution," your signature on your subscription rights certificate is not required to be guaranteed by an eligible institution.  In all other circumstances, your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent.

An "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations, and brokerage houses, that is a participant in any of the following:

●	the Securities Transfer Agents Medallion Program;

●	the New York Stock Exchange, Inc. Medallion Signature Program; or

●	the Stock Exchanges Medallion Program.

Notice to Brokers and Nominees

If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that was provided to you with the rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Notice To Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, bank, or other nominee, we will ask your broker, bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, bank, or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, bank, or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully. You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent.  If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested.  You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights.  Any such determinations by us will be final and binding.  We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine.  We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your exercise of subscription rights, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if we determine that your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Material U.S. Federal Income Tax Considerations

A holder will not recognize income, gain, or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  You should consult your tax advisor as to the particular consequences to you of the rights offering.  For a detailed discussion, see "Material U.S. Federal Income Tax Considerations."

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of Subscription Rights Certificates, you should contact the subscription agent.

Subscription Agent

We have appointed Broadridge Corporate Issuer Solutions, Inc. to act as the subscription agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the subscription agent.

Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of DTC. If your subscription rights are held of record through DTC or you are a stockholder holding your shares in "street name" with DTC participants, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Foreign Stockholders

We will not mail subscription rights certificates to stockholders on the record date whose addresses are outside the United States. Instead, we will have the subscription agent hold the subscription rights certificates for those holders' accounts. To exercise their subscription rights, foreign holders must notify the subscription agent before 11:00 a.m., Eastern Time, on      , 2012, which is three business days prior to the initial expiration date, and must establish to our satisfaction that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder. If these procedures are not followed, your rights will expire.

Transferability of Rights

The subscription rights granted to you may be exercised only by you.  You may not sell, transfer or assign your subscription rights to anyone else.

Listing

The subscription rights will not be listed on any stock exchange or trading market. Our common stock is listed on the NYSE Amex under the symbol "NTN" and the shares to be issued in connection with the rights offering will be listed on the NYSE Amex under the same symbol.

No Board Recommendation

An investment in shares of our common stock must be made according to each investor's evaluation of his own best interests and after considering all of the information herein, including the risks discussed under the heading "Risk Factors."  Neither we nor our board of directors makes any recommendation to subscription rights holders regarding whether they should exercise their subscription rights.

Shares of Common Stock Outstanding after the Rights Offering

As of the record date, we had       shares of common stock issued and outstanding. Assuming that the rights offering is fully subscribed and that the maximum of 16,000,000 shares are sold in the rights offering, upon completion of the rights offering, we will have       shares of common stock outstanding, excluding any shares that may be issued pursuant to the exercise of outstanding options and warrants to purchase shares of common stock as of the record date.

Effect of the Rights Offering on Our Incentive Plans

The issuance and sale of our common stock in the rights offering will not result in an adjustment to outstanding awards under our incentive plans.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 84,000,000 shares of our common stock, par value $0.005 per share, and 10,000,000 of preferred stock, par value $0.005 per share.  The preferred stock may be issued in one or more series. The only series currently designated is a series of 5,000,000 shares of Series A Cumulative Convertible Preferred Stock (Series A Preferred Stock).

Common Stock

As of January 5, 2012, there were 60,927,184 shares of our common stock outstanding held by approximately 1,084 stockholders of record.  Under our 2010 Performance Incentive Plan, or the Plan, 6,000,000 shares of our common stock have been reserved for issuance.  As of January 5, 2012, there were approximately 3,194,000 shares of our common stock reserved for issuance upon exercise of options outstanding under the Plan. As of January 5, 2012, there were also approximately 1,117,000 shares of our common stock reserved for issuance upon exercise of options outstanding under our 2004 Performance Incentive Plan, or the 2004 Plan.  The 2004 Plan expired in September 2009, however, all awards that were granted under the 2004 Plan will continue to be governed by the 2004 Plan until they are exercised or expire in accordance with that plan's terms.

Pursuant to our Restated Certificate of Incorporation, the holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to our outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors.  See "Price Range of Common Stock and Dividend Policy—Dividend Policy," above.  In the event of a liquidation, dissolution or winding-up of the Company, the holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

As of January 5, 2012, there were 161,000 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Stock provides for a cumulative annual dividend of 10 cents per share, payable in semi-annual installments in June and December. Dividends may be paid in cash or with shares of common stock.

The Series A Preferred Stock has no voting rights and has a $1.00 per share liquidation preference over  our common stock. The registered holder of a share of Series A Preferred Stock has the right at any time to convert such share into that number of shares of common stock that equals the number of shares of Series A Preferred Stock that are surrendered for conversion divided by the conversion rate. The conversion rate is subject to adjustment in certain events and is established at the time of each conversion, such that the number of shares of common stock issuable upon conversion of the preferred stock is convertible into is higher than the original conversion rate. There is no mandatory conversion term, date or any redemption features associated with the Series A Preferred Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences of the rights offering to U.S. holders (as defined below). This summary is based upon provisions of the Code, applicable Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect which could result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the Internal Revenue Service, or "IRS," will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the rights offering.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders of common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock, and will hold the subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell common stock, under the constructive sale provisions of the Code, persons whose "functional currency" is not the U.S. dollar, and foreign taxpayers. This summary does not deal with any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

For purposes of this discussion, a "U.S. holder" is a beneficial owner of our right or common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●
a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

●	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

●
a trust, if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or exercises the subscription rights, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of the receipt, exercise or lapse of the subscription rights.

This discussion is not tax advice. Holders of common stock are urged to consult their own tax advisors as to the specific tax consequences of the rights offering to them, including the applicable federal, state, local and foreign tax consequences of the rights offering to them and the effect of possible changes in tax laws.

Taxation of Subscription Rights

Receipt of Subscription Rights.  Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing common stock for U.S. federal income tax purposes. If, however, the rights offering does not qualify as nontaxable, then (i) you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date, (ii) the distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits, and any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain, and (iii) expiration of the subscription rights would result in a capital loss. The following summary assumes you will qualify for nontaxable treatment.

The tax basis of your subscription rights for U.S. federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights. If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate basis between your existing common stock and the subscription rights in proportion to the relative fair market values of the existing common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common stock and the subscription rights under this special rule, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights, and such an election is irrevocable. If, on the other hand, the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing common stock on the date you receive the subscription rights, then you must allocate your basis in your existing common stock between the existing common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

The fair market value of the subscription rights on the date the rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period in a subscription right will include your holding period in the common stock with respect to which the subscription right was distributed.

Exercise of Subscription Rights.  Generally, you will not recognize gain or loss on the exercise of a subscription right pursuant to the basic subscription privilege or subscription for shares pursuant to the over-subscription privilege. Your tax basis in new shares of common stock acquired when you exercise a subscription right pursuant to the basic subscription privilege or subscribe for shares pursuant to the over-subscription privilege will be equal to your adjusted tax basis in the subscription right plus the subscription price. The holding period of a share of common stock acquired when you exercise a subscription right pursuant to the basic subscription privilege or subscribe for shares pursuant to the over-subscription privilege will begin on the date of exercise.

Failure to Exercise Subscription Rights.  If you do not exercise your subscription rights, you should not recognize a capital loss for U.S. federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised should be re-allocated to the existing common stock.

PLAN OF DISTRIBUTION

On or about      , 2012, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to individuals who owned shares of common stock of record as of the close of business on      , 2012, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent at the following address:

Broadridge Corporate Issuer Solutions, Inc.
Attn: Subscription Department
1717 Arch Street, Suite 1300
Philadelphia, PA 19103

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock for which you are subscribing by certified or cashier's check drawn on a U.S. bank payable to the subscription agent at the address set forth above.

If you have any questions, you should contact the subscription agent at (855) 627-5089.

We have agreed to pay the subscription agent customary fees plus certain expenses in connection with the rights offering.  We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $0.2 million.

LEGAL MATTERS

The validity of the subscription rights and the shares of common stock issuable upon exercise of such rights will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 25, 2011;

●
our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 filed with the SEC on May 13, 2011, August 12, 2011 and November 14, 2011, respectively;

●
our Current Reports on Form 8-K and amendments thereto filed with the SEC on March 24, 2011, March 25, 2011, May 3, 2011, May 11, 2011, June 21, 2011, August 11, 2011, October 11, 2011, November 10, 2011 and December 20, 2011;

●
those portions of our Definitive Proxy Statement on Schedule 14A deemed incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on April 29, 2011; and

●
the description of our common stock contained in our registration statement on Form 8-A, registering our common stock under the Exchange Act, filed with the SEC on October 14, 1992, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus:

NTN Buzztime, Inc.
2231 Rutherford Road, Suite 200
Carlsbad, California 92008
(760) 438-7400
Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of securities described in this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules.  Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC.  Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement.  You may read and copy the registration statement, including exhibits and schedules filed with it, and reports or other information we may file with the SEC at the public reference facilities maintained by the SEC as described below.

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at http://www.buzztime.com/investor-relations/-sec-filings.html as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The expenses relating to the registration of the securities registered hereby will be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$459
Subscription agent's fees and expenses	13,000
Legal fees and expenses	65,000
Printing and mailing fees and expenses	17,000
Accounting fees and expenses	7,000
Other fees and expenses	95,000
Total	$197,459

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the company's best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends, or unlawful stock repurchases, redemptions, or other distributions, or for any transaction from which the director derived an improper personal benefit.

We have entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify these individuals under certain circumstances against certain liabilities and expenses they may incur in their capacities as our directors or officers. We believe that the use of such indemnity agreements is customary among corporations and that the terms of the indemnity agreements are reasonable and fair to us, and are in our best interests to attract and retain experienced directors and officers.

Item 16.  Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation C of the Securities Act of 1933 ("Rule 424(b)") if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in "Item 15. Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on January 6, 2012.

NTN BUZZTIME, INC.

By:	/s/ Michael Bush
Michael Bush
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Bush	President, Chief Executive Officer and Director	January 6, 2012
Michael Bush	(Principal Executive Officer)

/s/ Kendra Berger	Chief Financial Officer	January 6, 2012
Kendra Berger	(Principal Financial and Accounting Officer)

*	Director and Chairman of the Board	January 6, 2012
Jeff Berg

*	Director	January 6, 2012
Mary Beth Lewis

*	Director	January 6, 2012
Terry Bateman

*	Director	January 6, 2012
Steve Mitgang

* By: /s/ Michael Bush
Michael Bush
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation	Previously filed as an exhibit to the registrant's report on Form 10-Q filed on August 11, 2008 and incorporated herein by reference.
4.2	Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock	Previously filed as an exhibit to the registrant's report on Form 8-K filed on November 7, 1997 and incorporated herein by reference.
4.3	Bylaws	Previously filed as an exhibit to the registrant's report on Form 10-K filed on March 26, 2008 and incorporated herein by reference.
4.4	Specimen Common Stock Certificate	Previously filed as an exhibit to the registrant's registration statement on Form 8-A, File No. 0-19383, and incorporated herein by reference.
4.5	Form of Non-Transferable Subscription Rights Certificate.	Filed herewith
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP	Previously filed as an exhibit to the registrant’s registration statement on Form S-3, File No. 333-178641, and incorporated herein by reference.
10.1	Investment Agreement, dated as of December 20, 2011, between NTN Buzztime, Inc. and Matador Capital Partners, LP	Previously filed as an exhibit to the registrant's report on Form 8-K filed on December 20, 2011 and incorporated herein by reference.
23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP	Included as part of Exhibit 5.1
24.1	Powers of Attorney	Previously filed as an exhibit to the registrant’s registration statement on Form S-3, File No. 333-178641, and incorporated herein by reference.
99.1	Form of Instruction for Use of Subscription Rights Certificates	Filed herewith
99.2	Form of Letter to Stockholders Who Are Record Holders	Filed herewith
99.3	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders	Filed herewith
99.4	Form of Letter to Clients of Nominee Holders	Filed herewith
99.5	Form of Nominee Holder Certification	Filed herewith
99.6	Form of Beneficial Owner Election Form	Filed herewith